Exhibit 99
Southcoast Financial Corporation Appoints Treasurer

Mt. Pleasant, SC, November 28, 2011 – Southcoast Financial Corporation(NASDAQ: SOCB) recently announced the appointment of Robert M. Scott as Treasurer.  In 1997, Bob was an original investor in Southcoast Financial Corporation and since then has held the position of Corporate Director and Secretary.  Bob was also the CFO of Southcoast from 1997 to 2006 and CFO of Lowcountry Savings Bank for the two years prior.  Bob’s 40 plus years of experience includes 25 years in banking in the Philadelphia area.

Bob is a resident of Seabrook Island and was elected to the Board of Governors of the Seabrook Island Club in 2011.  He also holds the position of Treasurer of the Seabrook Island club and Seabrook Island Real Estate Company.

“We are delighted to have Bob back in a senior executive level at Southcoast.  His primary responsibility will be to help plan our strategic initiatives as a key member of our senior management team,” said L. Wayne Pearson, President and CEO.

About Southcoast Financial Corporation

Southcoast Financial Corporation, headquartered in Mt. Pleasant, South Carolina, is the holding company of Southcoast Community Bank. The Bank, which opened for business July 20, 1998, is a state chartered commercial bank operating from its main office at 530 Johnnie Dodds Boulevard in Mt. Pleasant, South Carolina and nine branches in the Charleston, South Carolina area. Trading in Southcoast Financial Corporation’s common stock is traded on the NASDAQ Global Market under the symbol SOCB.

Southcoast Financial Corporation
Contact: William C. Heslop, Senior Vice President and
Chief Financial Officer, (843) 216-3019